Exhibit 2(ii)

PLAN OF MERGER
OF
ENTERGY GULF STATES, INC.

This Plan of Merger (together with all Exhibits, Annexes, and Schedules attached hereto, this "Plan") is entered into effective as of the effective time (the "Effective Time") specified in the Articles of Merger of Entergy Gulf States, Inc. (the "Articles of Merger") with respect to the merger contemplated herein (the "Merger") and certifies and sets forth the following:

  The name of each domestic or foreign corporation or other entity that is a party to this Merger, the type of each such entity, and the jurisdiction in which each such entity is organized are:

Name	Type of Entity	Jurisdiction
Entergy Gulf States, Inc. (formerly known as Gulf States Utilities Company)	Corporation	Texas

  The name of each domestic or foreign corporation or other entity that shall survive the Merger, the type of each such entity, and the jurisdiction in which each such entity is organized are:

Name	Type of Entity	Jurisdiction
Entergy Gulf States, Inc.	Corporation	Texas

  The name of each new domestic or foreign corporation or other entity that is created by the terms of this Plan, the type of each such entity, and the jurisdiction in which each such entity is organized are:

Name	Type of Entity	Jurisdiction
Entergy Texas, Inc.	Corporation	Texas

  This Plan of Merger has been approved as required by Articles 5.01 and 5.03 of the Texas Business Corporation Act (the "Act") by the Board of Directors of Entergy Gulf States, Inc. and by its sole shareholder that is entitled to vote thereon, Entergy Corporation.

  Additionally, Entergy Gulf States, Inc. has outstanding 100,000 shares of its Series A 8.25% Preference Stock, which has no right under Entergy Gulf States, Inc.'s Restated Articles of Incorporation, as amended, to vote on this Plan of Merger. Any statutory right of the holders of such Series A 8.25% Preference Stock to vote on this Plan of Merger has been exercised by unanimous written consent of the holders of all of such 100,000 shares of its Series A 8.25% Preference Stock in favor of this Plan of Merger in accordance with Article 9.10.A of the Act and any written notice required by such Article has been given, if applicable.

  The most recent Restated Articles of Incorporation of Entergy Gulf States, Inc., the party to the merger that is to survive the merger, as amended on November 8, 2007, are on file in the records of the Secretary of State of Texas under Filing No. 4421500. Article I of such Restated Articles of Incorporation, as amended, is hereby further amended effective as of the Effective Time to read as follows:

  "Article 1

  The name of the Corporation is Entergy Gulf States Louisiana, Inc."

  Otherwise, no amendments or changes in the Restated Articles of Incorporation of Entergy Gulf States, Inc. are desired to be effected by the Merger.

  The Certificate of Formation of Entergy Texas, Inc., a new domestic corporation to be created pursuant to the terms of this Plan, is being filed with the Secretary of State of Texas with the Articles of Merger and is attached hereto as Exhibit A.

  A copy of this Plan will be furnished by each surviving or new domestic or foreign corporation or entity, on written request and without cost, to any shareholder of each corporation that is a party to or created by this Plan and to any creditor or obligee of the party to the Merger at the Effective Time of the Merger if such obligation is then outstanding.

  The Texas Utilities Code, Chapter 39, the Texas Electric Utility Restructuring Act, enacted by the Texas legislature in June 1999, which became effective on September 1, 1999 (the "Restructuring Act"), required each electric utility operating in Texas to separate its business into units consisting of a power generation company, a retail electric provider and a transmission and distribution company or separate transmission and distribution companies. Notwithstanding the foregoing, the restructuring of Entergy Gulf States, Inc. pursuant to the Restructuring Act was delayed. As a result of the delay, the Texas legislature enacted House Bill No. 1567, which, among other things, allows Entergy Gulf States, Inc. to proceed with and complete a jurisdictional separation to establish two vertically integrated utilities, one subject to the retail jurisdiction of the Public Utility Commission of Texas ("PUCT") and the other subject to the retail jurisdiction of the Louisiana Public Service Commission (the "LPSC"). As a result, Entergy Gulf States, Inc. requested that the LPSC allow it to restructure into two vertically integrated entities pursuant to a jurisdictional separation, one operating in Texas and the other operating in Louisiana, and the LPSC has found that such restructuring has benefits to its ratepayers.

  Pursuant to and in accordance with Order No. U-21453, U-20925, and U-22095 (Subdocket J) issued by the LPSC on January 31, 2007 (the "Order"), Entergy Gulf States, Inc. is entering into this Plan, whereby, in accordance with Article 1.02.A (18)(a) and Article 5.01 of the Act, Entergy Gulf States, Inc. is dividing into a surviving corporation (being Entergy Gulf States, Inc. renamed as "Entergy Gulf States Louisiana, Inc.") and a new Texas corporation (being Entergy Texas, Inc.) (the "Jurisdictional Separation"). The terms and conditions of this Plan are to be interpreted in a manner consistent with the terms of the Order.

  The terms and conditions of the Merger are as follows:

    Allocation of Property. The manner and basis of allocating and vesting the real estate and other property of Entergy Gulf States, Inc., the party to the Merger, among one or more of the surviving and new domestic corporations or other entities is as follows:

      The real estate and other property (tangible and intangible, movable and immovable) owned, held, leased, and claimed by Entergy Gulf States, Inc. immediately prior to the Effective Time and described in Schedule 1 attached hereto, or allocated to and vested in Entergy Texas, Inc, by another provision of this Plan, is hereby allocated to and vested in Entergy Texas, Inc. except as otherwise expressly provided in Schedule 1. Property allocated to and vested in Entergy Texas, Inc. includes without limitation the generation, transmission, and distribution assets and operations of Entergy Gulf States, Inc. located in the State of Texas and certain undivided interests in the Toledo Bend PPA (as defined below) and in certain coal-fired generation facilities located in the State of Louisiana and commonly referred to as Big Cajun No. 2, Coal Unit # 3 and Nelson Coal Unit # 6, as more fully described in Schedule 1.

      All other real estate and other property (tangible and intangible, movable and immovable) owned, held, leased, and claimed by Entergy Gulf States, Inc. immediately prior to the Effective Time is hereby allocated to, vested in, and retained by Entergy Gulf States, Inc.

      The intent of the Merger contemplated by this Plan is that all real estate and other property of Entergy Gulf States, Inc. located in Texas, and each particular item thereof, or those portions thereof associated with and used in or useful to a particular asset or business activity located in Texas, including without limitation all utility franchises in Texas, but excluding contracts for the wholesale sale of electric power, is allocated to and vested in Entergy Texas, Inc. In furtherance of such intent and purpose, this Plan and the Schedules attached hereto shall be interpreted and enforced such that, to the fullest possible extent, all property, rights, benefits, privileges, titles, interests, estates, and entitlements ("Rights") of Entergy Gulf States, Inc. associated with, related to or reasonably related to, arising out of or in connection with, essential to the performance of, or used in or useful to a particular business asset or activity are allocated to and vested in the party that has been allocated and vested with such asset or activity, except as otherwise expressly provided.

    Allocation of Liabilities. The manner and basis of allocating and vesting Liabilities (as defined below) of Entergy Gulf States, Inc. (or making adequate provision for the payment and discharge thereof) among the surviving and new domestic corporations is as set forth below.

    For purposes of this Plan, "Liabilities" shall mean, with respect to any Person, any liability or obligation of such Person of any kind, character or description, whether known or unknown, absolute or contingent, accrued or unaccrued, disputed or undisputed, liquidated or unliquidated, secured or unsecured, joint or several, due or to become due, vested or unvested, executory, determined, determinable, or otherwise, including without limitation those arising under any Environmental Law, Nuclear Law, Occupational Safety and Health Law, or under any other Legal Requirement (each as defined in Annex A), or whether sounding in tort, contract, employment, administrative, tax, or any other area of law. For purposes of this Plan, "Person" shall mean an individual, corporation, limited liability company, partnership (general, limited, or limited liability), trust, joint venture, or other entity. For purposes of this Plan, Entergy Texas, Inc.'s "Merger Responsibility Ratio" is 42.50% and Entergy Gulf States Inc.'s "Merger Responsibility Ratio" is 57.50%.

    Subject to the provisions of paragraph 9.2.5 of this Section 9.2 of this Plan and except as otherwise expressly provided in this Plan, the Liabilities of Entergy Gulf States, Inc. are hereby allocated to and vested in Entergy Gulf States, Inc. and Entergy Texas, Inc. as follows:

      Liabilities described in Schedule 2 attached hereto, and Liabilities allocated to and vested in Entergy Texas, Inc. by the other provisions of this Plan, are allocated to and vested in Entergy Texas, Inc., except as otherwise expressly provided in Schedule 2.
      Any and all other Liabilities of Entergy Gulf States, Inc. that are not so allocated to Entergy Texas, Inc. or allocated to Entergy Texas, Inc. by another provision of this Plan are allocated to, vested in, retained by and remain the liability or obligation of Entergy Gulf States, Inc.
      Without limitation of the foregoing, the following debt obligations of Entergy Gulf States, Inc. (collectively the "Retained Debts") are allocated to, vested in, retained by, and remain the liability or obligation of Entergy Gulf States, Inc. and are the subject of that certain Debt Assumption Agreement between Entergy Gulf States, Inc. and Entergy Texas, Inc., to be effective immediately after the Effective Time:
        Outstanding Entergy Gulf States, Inc. First Mortgage Bonds:
          First Mortgage Bonds 3.6% Series due June 1, 2008;
          First Mortgage Bonds, Floating Rate Series due December 8, 2008;
          First Mortgage Bonds , Floating Rate Series due December 1, 2009;
          First Mortgage Bonds 5.12% Series due August 1, 2010;
          First Mortgage Bonds 4 7/8% Series due November 1, 2011;
          First Mortgage Bonds 6% Series due December 1, 2012;
          First Mortgage Bonds 5.60% Series due December 1, 2014;
          First Mortgage Bonds 5.70% Series due June 1, 2015;
          First Mortgage Bonds 5.25% Series due August 1, 2015;
          First Mortgage Bonds 6.2% Series due July 1, 2033;
          First Mortgage Bonds 6.18% Series due March 1, 2035;
          Entergy Gulf States, Inc. $55,000,000 Original Principal Amount First Mortgage Bonds, Series B due 2011 (to the extent outstanding at the Effective Time); and
        Outstanding Entergy Gulf States, Inc. Pollution Control Revenue Bonds:
          (i) Sublease Agreement between Parish of West Feliciana, State of Louisiana (the "Issuer") and Entergy Gulf States, Inc. (successor to Gulf States Utilities Company), dated as of November 1, 1985.

          (ii) Indenture of Trust and Pledge, dated as of November 1, 1985, between the Issuer and The Bank of New York (as successor to Irving Trust Company).

Name of Series	Outstanding Amount (Millions)
Variable Rate Demand Pollution Control Revenue Bonds (Gulf States Utilities Company Project) Series 1985-C	$39

          (i) Sublease Agreement between Parish of West Feliciana, State of Louisiana (the "Issuer") and Entergy Gulf States, Inc. (successor to Gulf States Utilities Company), dated as of December 1, 1985.

          (ii) Indenture of Trust and Pledge, dated as of December 1, 1985, between the Issuer and the Bank of New York (as successor to Irving Trust Company).

Name of Series	Outstanding Amount (Millions)
Variable Rate Demand Pollution Control Revenue Bonds (Gulf States Utilities Company Project) Series 1985-D	$28.4

          (i) Sublease Agreement between Parish of West Feliciana, State of Louisiana (the "Issuer") and Entergy Gulf States, Inc. (successor to Gulf States Utilities Company), dated as of April 1, 1986.

          (ii) Indenture of Trust and Pledge, dated as of April 1, 1986, between the Issuer and The Bank of New York (as successor to Irving Trust Company).

Name of Series	Outstanding Amount (Millions)
Multiple Rate Demand Pollution Control Revenue Bonds (Gulf States Utilities Company Project) Series 1986	$20

          (i) Sublease Agreement between the Industrial Development Board of the Parish of Calcasieu, Inc. (the "Issuer") and Entergy Gulf States, Inc. (successor to Gulf States Utilities Company), dated as of December 1, 1974 as supplemented by Third Supplemental Sublease Agreement between the Issuer and the Company, dated as of August 1, 1992.

          (ii) Indenture of Trust and Pledge, dated as of December 1, 1974, between the Issuer and The Bank of New York (as successor to Hibernia National Bank), as trustee (the "Trustee"), as supplemented by Third Supplemental Indenture of Trust and Pledge dated as of August 1, 1992 between the Issuer and the Trustee.

Name of Series	Outstanding Amount (Millions)
Pollution Control Revenue Refunding Bonds (Gulf States Utilities Company Project) Series 1992	$48.285

          (i) Sublease Agreement between Parish of Pointe Coupee, State of Louisiana (the "Issuer") and Entergy Gulf States, Inc. (successor to Gulf States Utilities Company) (the "Company"), dated as of March 1, 1983, as supplemented by First Sublease Supplemental Agreement dated as of January 1, 1993, between the Issuer and the Company.

          (ii) Indenture of Trust and Pledge, dated as of March 1, 1983, between the Issuer and Hancock Bank of Louisiana, (as successor to American Bank and Trust Company), as trustee (the "Trustee"), as supplemented by First Supplemental Indenture of Trust and Pledge dated as of January 1, 1993 between the Issuer and the Trustee.

Name of Series	Outstanding Amount (Millions)
Pollution Control Revenue Refunding Bonds (Gulf States Utilities Company Project) Series 1993	$17.450

          (i) Refunding Agreement between Parish of Iberville, State of Louisiana (the "Issuer") and Entergy Gulf States, Inc., dated as of May 1, 1998.

          (ii) Trust Indenture, dated as of May 1, 1998, between the Issuer and Hancock Bank of Louisiana.

Name of Series	Outstanding Amount (Millions)
Pollution Control Revenue Refunding Bonds (Entergy Gulf States, Inc. Project) Series 1998	$21.6

          (i) Refunding Agreement between the Industrial Development Board of the Parish of Calcasieu, Inc. and Entergy Gulf States, Inc., dated as of May 1, 1998.

          (ii) Trust Indenture, dated as of May 1, 1998, between the Issuer and The Bank of New York.

Name of Series	Outstanding Amount (Millions)
Pollution Control Revenue Refunding Bonds (Entergy Gulf States, Inc. Project) Series 1999	$22.095

          (i) Refunding Agreement between Parish of West Feliciana, State of Louisiana (the "Issuer") and Entergy Gulf States, Inc., dated as of September 1, 1999.

      (ii) Trust Indenture, dated as of September 1, 1999, between the Issuer and The Bank of New York.

Name of Series	Outstanding Amount (Millions)
Pollution Control Revenue Refunding Bonds (Entergy Gulf States, Inc. Project) Series 1999-B	$40

      Under the terms of this Plan, the River Bend Plant (as defined in Annex A) is allocated to, vested in, and retained solely by Entergy Gulf States, Inc. Entergy Texas, Inc. will enter into a purchased power agreement with Entergy Gulf States, Inc. whereby it will be entitled to purchase from Entergy Gulf States, Inc. a portion equal to its Merger Responsibility Ratio of that portion of the capacity and energy generated at the River Bend Plant that is associated with Entergy Gulf States, Inc.'s regulated 70% share of its ownership interests in the River Bend Plant (the "River Bend Regulated 70% Interest") from and after the Effective Time. Such purchased power agreement (the "River Bend PPA") shall be effective as of the Effective Time. Environmental, Health and Safety Liabilities and Nuclear Liabilities arising out of or related to the operation or ownership of the River Bend Plant are allocated to, vested in, and retained by Entergy Texas, Inc. and Entergy Gulf States, Inc. as set forth in this paragraph 9.2.4. The interests of Entergy Gulf States, Inc. in the River Bend Plant are operated by Entergy Operations, Inc., a Delaware corporation, ("Entergy Operations") under an operating agreement with Entergy Gulf States, Inc. pursuant to which Entergy Gulf States, Inc. is responsible for all costs and Liabilities incurred by Entergy Operations in such operations, including any costs and Liabilities arising as a result of the negligence or intentional or willful misconduct of Entergy Operations or under any theory of strict liability imposed on Entergy Operations. Accordingly, the Environmental, Health and Safety Liabilities and Nuclear Liabilities subject to allocation under this paragraph 9.2.4 shall include any such Environmental, Health and Safety Liabilities and Nuclear Liabilities arising as a result of the negligence or intentional or willful misconduct of Entergy Gulf States, Inc. or Entergy Operations or under any theory of strict liability imposed on Entergy Gulf States, Inc. or Entergy Operations. Certain capitalized terms used in this paragraph 9.2.4 and elsewhere in this Plan have the meanings given to them in Annex A.

        With respect to Environmental, Health and Safety Liabilities and Nuclear Liabilities arising out of, related to, or allocable to Entergy Gulf States, Inc.'s unregulated 30% interest in the River Bend Plant that was formerly owned by Cajun Electric Power Cooperative, Inc. (the "River Bend Unregulated 30% Interest"):

          Such Environmental, Health and Safety Liabilities and Nuclear Liabilities arising out of or relating to operation or ownership of the River Bend Plant prior to the Effective Time are allocated between and vested in Entergy Texas, Inc. and Entergy Gulf States, Inc. according to their respective Merger Responsibility Ratios. For purposes of clarification, such pre-Merger Liabilities include any such Environmental, Health and Safety Liabilities and Nuclear Liabilities arising prior to the Effective Time and any such Environmental, Health and Safety Liabilities and Nuclear Liabilities that arise after the Effective Time but that arise out of or relate to operation or ownership prior to the Effective Time.
          Such Environmental, Health and Safety Liabilities and Nuclear Liabilities arising out of or relating to operation or ownership of the River Bend Plant on or after the Effective Time are allocated to, vested in, and retained by Entergy Gulf States, Inc. Without limitation of the foregoing, Entergy Gulf States, Inc. will not attempt to recover from Entergy Gulf States, Inc.'s retail customers any costs associated with the River Bend Unregulated 30% Interest, including nuclear and environmental costs such as decommissioning, spent fuel, and nuclear accidents.

        With respect to Environmental, Health and Safety Liabilities and Nuclear Liabilities arising out of, related to, or allocable to Entergy Gulf States, Inc.'s River Bend Regulated 70% Interest:

          Such Environmental, Health and Safety Liabilities and Nuclear Liabilities arising out of or relating to operation or ownership of the River Bend Plant prior to the Effective Time are allocated between and vested in Entergy Texas, Inc. and Entergy Gulf States, Inc. according to their respective Merger Responsibility Ratios. For purposes of clarification, such pre-Merger Environmental, Health and Safety Liabilities and Nuclear Liabilities include any such Environmental, Health and Safety Liabilities and Nuclear Liabilities arising prior to the Effective Time and any such Environmental, Health and Safety Liabilities and Nuclear Liabilities that arise after the Effective Time but that arise out of or relate to operation or ownership prior to the Effective Time.
          Such Environmental, Health and Safety Liabilities and Nuclear Liabilities arising out of or relating to operation or ownership of the River Bend Plant on or after the Effective Time are allocated between and vested in Entergy Texas, Inc. and Entergy Gulf States, Inc. according to their respective Merger Responsibility Ratios.

        Any Environmental, Health and Safety Liabilities and Nuclear Liabilities that cannot be specifically attributable to the River Bend Unregulated 30% Interest or the River Bend Regulated 70% Interest, will be allocated among such interests in proportion to such percentages.

        Nothing in this Plan shall entitle Entergy Texas, Inc. to participate in the operation the River Bend Plant or undertake any control or remediation of any Release or Threat of Release arising or suspected in connection with the River Bend Plant. The operation of the River Bend Plant and the right and obligation to respond to any Release or Threat of Release is reserved to and retained by Entergy Gulf States, Inc. and Entergy Operations.

        In the event that Entergy Texas, Inc. assigns or otherwise transfers its rights and interests in the River Bend PPA to a third party, such transaction will be structured in a manner to provide, to the reasonable satisfaction of Entergy Gulf States, Inc., that Entergy Gulf States, Inc. will be adequately protected from the risk associated with the Environmental, Health and Safety Liabilities and Nuclear Liabilities allocated to Entergy Texas, Inc. under this paragraph 9.2.4. Without precluding any other arrangements that meet the requirements of the foregoing sentence, in the case of an assignment or transfer of the rights and interests of Entergy Texas, Inc. in the River Bend PPA to a party with a credit rating with any nationally recognized credit rating service equal to or better than that then held by Entergy Texas, Inc. who assumes the continuing obligations of Entergy Texas, Inc. set forth in this paragraph 9.2.4 and the indemnification obligations set forth in Sections 9.15 and 9.16, such assignment or transfer will be conclusively deemed to provide adequate protection to Entergy Gulf States, Inc. even if it calls for the release of Entergy Texas, Inc. from liability for such continuing obligations.

      Entergy Gulf States, Inc. shall be the primary obligor for all Liabilities allocated to, vested in, and retained by it under this Plan, and Entergy Texas, Inc. shall be the primary obligor for all Liabilities allocated to and vested in it under this Plan. Entergy Gulf States, Inc. shall have continuing liability on all Liabilities so allocated to and vested in Entergy Texas, Inc. as provided by law, provided that, as between Entergy Gulf States, Inc. and Entergy Texas, Inc., and except with respect to Retained Debts (i) Entergy Gulf States, Inc. shall have all rights of a surety against Entergy Texas, Inc. as a primary obligor for all payments made and costs incurred by Entergy Gulf States, Inc. in respect of such Liabilities allocated to and vested in Entergy Texas, Inc. and (ii) Entergy Texas, Inc. shall have all rights of a surety against Entergy Gulf States, Inc. as a primary obligor for all payments made and costs incurred by Entergy Texas, Inc. in respect of such Liabilities allocated to, vested in, and retained by Entergy Gulf States, Inc. Entergy Texas, Inc. shall indemnify, defend, save, and hold harmless Entergy Gulf States, Inc. from and against, and shall reimburse Entergy Gulf States, Inc. for, any payments made and costs incurred by Entergy Gulf States, Inc. in respect of, such Liabilities allocated to and vested in Entergy Texas, Inc. Entergy Gulf States, Inc. agrees to indemnify, defend, save, and hold harmless Entergy Texas, Inc. from and against, and to reimburse Entergy Texas, Inc. for any payments made and costs incurred by Entergy Texas, Inc. in respect of, such Liabilities allocated to, vested in, and retained by Entergy Gulf States, Inc.

    Allocation of Legal Proceedings Generally. All causes of action, counterclaims, cross-claims, defenses, and other attributes of and Liabilities relating to any legal, administrative, or arbitral proceedings, but excluding any state, federal or other regulatory proceedings, pending as of the Effective Time ("Pending Litigation"), all causes of action, counterclaims, cross-claims, defenses which may be plead in any Pending Litigation or in any appeal or remand of any Pending Litigation after the Effective Time, and all rights to the collection of damages and other recoveries and to other relief in any such Pending Litigation are allocated between and vested in Entergy Texas, Inc. and Entergy Gulf States, Inc. according to their respective Merger Responsibility Ratios. Except as otherwise specifically agreed between Entergy Gulf States, Inc. and Entergy Texas, Inc., Entergy Gulf States, Inc. shall continue to be the named party in, and shall continue to control the prosecution and defense of, all Pending Litigation.

    Allocation of Texas Regulatory Proceedings and Obligation to Serve. Entergy Gulf States, Inc.'s Rights and interests in all proceedings at the PUCT and local regulatory authorities in the state of Texas, and all appeals therefrom, pending at the Effective Time are allocated to and vested in Entergy Texas, Inc. From and after the Effective Time, the obligation to continue operating the facilities of Entergy Gulf States, Inc. to provide electric service to the customers of Entergy Gulf States, Inc. taking service in Texas will be allocated to, vested in, and assumed by Entergy Texas, Inc.

    Employment and Employee Benefit Matters.

      Neither the Merger and related allocations, nor any other actions described herein are intended to cause any change in the status of the employment of employees of Entergy Gulf States, Inc. or any other Entergy entities who are active employees of Entergy Gulf States, Inc. or any other Entergy entity at the Effective Time as the same existed immediately prior to the Effective Time, except that employees engaged in the operation of properties or business operations allocated to Entergy Texas, Inc. ("Texas Employees") are assigned to and employed by Entergy Texas, Inc. To the extent that union contracts, employment contracts, or other employment-related agreements cover employees who are assigned to and employed by Entergy Texas, Inc. or Entergy Gulf States, Inc. in connection with the transactions contemplated by this Plan, the Rights and obligations of Entergy Gulf States, Inc. under such contracts or agreements to the extent they relate to any such employment are allocated to and vested in the party that employs such employees on or after the Effective Time.

      Contracts for the services of independent contractors to Entergy Gulf States, Inc. at the Effective Time relating primarily to the operation of properties or business operations allocated to Entergy Texas, Inc. ("Texas ICs" and together with Texas Employees, the "Texas Workforce") are allocated to and vested in Entergy Texas, Inc.

      Property and Liabilities relating to employee benefit programs are allocated as set forth on Schedules 1 and 2 attached hereto.

      To the extent such rights and obligations relate to members of the Texas Workforce, and except as otherwise provided herein, the rights and obligations of Entergy Gulf States, Inc. with respect to the following employee benefit plans (the "Benefit Plans") are allocated to and vested in, and from and after the Effective Time shall be exercised and satisfied by or for the account of Entergy Texas, Inc.:

        Entergy Corporation Retirement Plan for Non-Bargaining Employees and related trust agreement;
        Entergy Corporation Retirement Plan for Bargaining Employees and related trust agreement;
        Savings Plan of Entergy Corporation and Subsidiaries and related trust agreement;
        Entergy Corporation Companies' Benefits Plus Plan (as a cafeteria plan under Section 125 of the Internal Revenue Code), Benefits Plus Medical Plan, Benefits Plus Dental Plan, Benefits Plus Long Term Disability Plan, Benefits Plus Group Life Insurance Plan (including the separate dependent life program), Benefits Plus Vision Plan, Benefits Plus Reimbursement Plan;
        Entergy Corporation Companies' Non-Bargaining Employees' Welfare Benefit Trust;
        Entergy Corporation Companies' Non-Bargaining Employees' Welfare Benefit Trust-Life;
        Entergy Corporation Companies' Bargaining Employees' Welfare Benefit Trust;
        Any other employee benefit plan, program, or arrangement and related trust agreement, including but not limited to severance plans, executive welfare plans, nonqualified supplemental retirement and deferred compensation plans, and voluntary employee benefit associations, in which Entergy Gulf States, Inc. is a participating employer immediately prior to January 1, 2008.

      The rights and obligations of Entergy Gulf States, Inc. with respect to benefits under the Benefit Plans for persons who have separated from service before the Effective Time ("Retirees") are allocated to and vested in, and from and after the Effective Time shall be exercised and satisfied by or for the account of Entergy Gulf States, Inc. and Entergy Texas, Inc, respectively as follows:

        Such rights and obligations related to Retirees whose prior service was primarily related to the operation of properties or business operations allocated to Entergy Gulf States, Inc. are allocated to and vested in Entergy Gulf States, Inc.
        Such rights and obligations related to Retirees whose prior service was primarily related to the operation of properties or business operations allocated to Entergy Texas, Inc. are allocated to and vested in Entergy Texas, Inc.
        Such rights and obligations related to Retirees not allocated under clause (a) or (b) of this Section 9.5.5 are allocated to and vested in Entergy Gulf States, Inc. and Entergy Texas, Inc. respectively in such a manner that the total obligation of Entergy Gulf States, Inc. for unfunded benefits for both active employees and Retirees as of the Effective Time under the retirement plans described in Sections 9.5.4(a) and 9.5.4(b) is allocated as follows as nearly as possible: 52% to Entergy Gulf States, Inc, and 48% to Entergy Texas Inc.
        The above provisions of this Section 9.5.5 notwithstanding, the following arrangements are allocated as follows:

          The following arrangements are allocated to, vested in, and assumed by Entergy Texas, Inc.: Retirement Agreement with Paul W. Murill; Life Insurance Agreement relating to the Paul W. Murrill Irrevocable Life Insurance Trust; Employment Agreement with J.L. Donnelly and addenda thereto; Letter agreements with Norman Lee; Life Insurance Agreement for Norman Lee.
          The following arrangements are allocated to, vested in, and assumed by Entergy Gulf States, Inc.: Resignation Agreement with E. Linn Draper, Jr.; Life Insurance Agreement for Ernest Linn Draper, Jr.; Assignment of Life Insurance Policy between the Draper Trust and Gulf States Utilities, Inc.; confirming letter dated February 18, 1992 signed by E. Linn Draper, Jr.

      The rights and obligations of Entergy Gulf States, Inc. with respect to the life insurance benefit program maintained for select executive employees (the "KIDCO Arrangements") are allocated to and vested in, and from and after the Effective Time shall be exercised and satisfied by or for the account of Entergy Gulf States, Inc. and Entergy Texas, Inc, respectively as follows:

        Such rights and obligations related to employees whose prior service was primarily related to the operation of properties or business operations allocated to Entergy Gulf States, Inc. are allocated to and vested in Entergy Gulf States, Inc.
        Such rights and obligations related to employees whose prior service was primarily related to the operation of properties or business operations allocated to Entergy Texas, Inc. are allocated to and vested in Entergy Texas, Inc.
        Such rights and obligations related to employees not allocated under clause (a) or (b) of this Section 9.5.6 are allocated to and vested in Entergy Gulf States, Inc. and Entergy Texas, Inc. respectively in such a manner that the total obligation of Entergy Gulf States, Inc. for unfunded benefits as of the Effective Time under the KIDCO Arrangements is allocated as follows as nearly as possible: 52% to Entergy Gulf States, Inc, and 48% to Entergy Texas Inc.

    Responsibility for Dissenters' Rights. Entergy Gulf States, Inc. shall be obligated for the payment of the fair value of any shares held by a shareholder of any domestic corporation that is a party to the Merger who has the right to dissent from this Plan and who has complied with the requirements of Article 5.12 of the Act for the recovery of the fair value of his shares.

    Satisfaction of Third Party Consent Requirements. To the extent an allocation of any property or Liability should be claimed to require the consent or approval of a third party, or to result in a reversion or impairment despite the provisions of Part Five of the Act to the contrary, Entergy Gulf States, Inc. covenants and agrees to, and Entergy Texas, Inc. shall, cooperate in good faith and make all reasonable efforts to resolve such issues and cause the allocations to stand as intended. If a consent or approval is determined to be required with respect to a particular item of property or Liability, unless and until obtained, the party in whose name such item or Liability was held prior to the Effective Time hereby appoints the party to which it is allocated as its agent to exercise the named party's Rights and privileges under or with respect to such item or Liability (as to the whole or part intended to be allocated to such party) on behalf of the named party to the fullest extent permissible pending resolution of the matter.

    Further Assurances. Entergy Gulf States, Inc. hereby covenants and agrees to, and Entergy Texas, Inc. shall, from time to time execute and deliver upon request of either such party articles of correction to supplement or correct the provisions of this Plan.

    Remittance of Excess Receipts. If it is determined that any party has received funds or property or paid any expense or debt that is not properly allocable to it or to the assets, businesses, properties and Liabilities allocated to it, upon demand and reasonable substantiation, Entergy Gulf States, Inc. covenants and agrees to, and Entergy Texas, Inc. shall, make true-up payments to cause the overall intent of the allocations of this Plan to be accomplished.

    Incidental Arrangements between the Parties. Entergy Gulf States, Inc. covenants and agrees, and Entergy Texas, Inc. shall, from time to time negotiate in good faith for and enter into further agreements and arrangements as reasonably necessary to give effect to the allocation of assets, businesses, property and Liabilities under this Plan, including but not limited to agreements and arrangements concerning shared access to property, shared use of property, joint ownership and joint operation and maintenance of property, and responsibility for the administration of Liabilities.

    Access to Entergy Agreements. Without limiting the foregoing, to the extent that any property allocated to or vested in Entergy Texas, Inc. under this Plan is subject to or receives services or other benefits under any contracts, agreements, or other arrangements between Entergy Gulf States, Inc. and Entergy Services, Inc. ("ESI") or any other entity affiliated with Entergy Corporation ("Entergy Agreements"), then Entergy Texas, Inc. shall be entitled to become a party to any or all such Entergy Agreements with respect to any or all of the properties so allocated to and vested in it or, at its option, shall be entitled to enter into one or more new contracts, agreements, or other arrangements with ESI or other entity affiliated with Entergy Corporation with respect to any or all of the properties allocated to and vested in Entergy Texas, Inc.

    Form of Schedules. Schedules attached hereto may be in the form of printed, typed, or reproduced text, spreadsheets, diagrams, charts, or maps, all of which Schedules in whatever form are incorporated herein and made a part hereof for all purposes. If any Schedules attached hereto make any references to "Gulf States Utilities Company", "Gulf States Utilities, Inc.", "Texas Gulf States", or "GSU," they are intended to be references to Entergy Gulf States, Inc. For convenience, some Schedules attached hereto may reflect allocations to various entities and do so by brief references only. In such cases the following shall apply:

    References                                                                                                         Entity

    EGSI                                                                                                         Entergy Gulf States, Inc.

    ETI                                                                                                           Entergy Texas, Inc.

    Condition of Title and Disclaimer of Warranties. All allocations of Rights, titles, and interests to all real estate and other property shall be subject to all existing liens or other encumbrances thereon (except as released by express release prior to or upon the Effective Time) and all exceptions, easements, servitudes, rights-of-way, rights of use, licenses, covenants, limitations, leases, restrictions, disabilities, duties, conditions, releases, encroachments, reservations, joint ownership agreements, joint operating agreements, joint use agreements, options, and other agreements affecting such property as of the Effective Time, whether or not of record. All allocations of real and tangible personal property (movable or immovable) of Entergy Gulf States, Inc. are made AS IS, WHERE IS, WITH ALL FAULTS, AND ALL WARRANTIES (EXPRESS AND IMPLIED) WITH RESPECT TO CONDITION, DEFECTS (LATENT OR PATENT), MERCHANTABILITY, HABITABILITY, AND FITNESS FOR ANY PURPOSE OF ANY ALLOCATED PROPERTY ARE EXPRESSLY DISCLAIMED, including, without limitation, the warranty against redhibitory defects provided by Louisiana Civil Code Articles 2520 et seq., and the warranty of fitness for intended uses under Louisiana Civil Code Article 2475, and without recourse. Each of Entergy Gulf States, Inc. and Entergy Texas, Inc. irrevocably waives and relinquishes any rights it may have to rescind or otherwise set aside the allocation of all or any part of the property allocated due to the resolutory condition under Louisiana Civil Code Art. 2561 or otherwise arising out of the failure of Entergy Gulf States, Inc. or Entergy Texas, Inc. to pay or perform any liability or obligation allocated to it or any other obligation that it is obligated to pay or perform and any vendor's lien arising out of this allocation. Each of Entergy Gulf States, Inc. and Entergy Texas, Inc. waives production of mortgage and conveyance certificates, tax researches, surveys, and any and all other certificates required by law or custom.

    Mutual Indemnity for Post-Closing Operations. TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, EXCEPT AS OTHERWISE PROVIDED IN SECTION 9.15 OR BY THE ALLOCATION OF POST-MERGER LIABILITIES UNDER THIS PLAN, ENTERGY GULF STATES, INC. hereby covenants and agrees to, AND ENTERGY TEXAS, INC. SHALL, DEFEND, protect, indemnify, and hold THE OTHER SUCH PARTY, and ITS directors, MANAGERS, officers, and EMPLOYEES, free and harmless from and against any and all claims, demands, causes of action, suits or other proceedings (including all costs in connection therewith and in connection with the defense thereof, including reasonable attorneys' fees), PENALTIES, COSTS, LOSSES, DAMAGES, JUDGMENTS, SETTLEMENT OBLIGATIONS, AND EXPENSES of every kind and character arising in favor of any third party on account of bodily injuries, death, damage to property, or economic loss in any way occurring, incident to, arising out of or in connection with the conduct OR OPERATIONS of THE PROPERTY, assetS or business activity ALLOCATED TO IT ON OR AFTER THE EFFECTIVE TIME. IT IS THE INTENT OF THE PARTIES HERETO TO IMPOSE UPON SUCH INDEMNIFYING PARTY THE SOLE RESPONSIBILITY AND COST FOR THE DEFENSE AND DISCHARGE OF SUCH CLAIMS, DEMANDS, CAUSES OF ACTION, SUITS OR OTHER PROCEEDINGS BROUGHT AGAINST THE OTHER SUCH PARTY BY A THIRD PARTY EVEN WHEN CAUSED BY THE SOLE FAULT, NEGLIGENCE, OR INTENTIONAL OR WILLFUL MISCONDUCT OF THE OTHER SUCH PARTY AND DESPITE THE STRICT LIABILITY OF THE OTHER SUCH PARTY UNDER APPLICABLE LAW; PROVIDED, HOWEVER, THAT, AS TO ANY PROPERTY, assetS or business activity THAT IS ALLOCATED ONLY IN PART TO A PARTY, SUCH PARTY SHALL BE RESPONSIBLE UNDER THIS INDEMNITY ONLY IN PROPORTION TO ITS RESPECTIVE INTEREST IN SUCH PROPERTY, assetS or business activitY.

    Indemnification for Environmental and Nuclear Liabilities.

      Mutual Indemnity for Environmental, Health, and Safety Liabilities and Nuclear Liabilities. TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, (i) ENTERGY GULF STATES, INC. hereby covenants and agrees to, DEFEND, protect, indemnify, and hold ENTERGY TEXAS, INC. ANd ITS directors, MANAGERS, officers, and employees, AND (ii) ENTERGY TEXAS, INC. SHALL indemnify, and hold ENTERGY gulf states, INC. ANd ITS directors, MANAGERS, officers, and EMPLOYEES, free and harmless FROM and against any and all claims, demands, causes of action, suits, or other proceedings (including all costs in connection therewith and in connection with the defense thereof, including reasonable attorneys' fees), penalties, costs, losses, DAMAGES, JUDGMENTS, SETTLEMENT OBLIGATIONS, and expenses of every kind and character (collectively "Losses") occurring, incident to, arising out of, or in connection with ANY environmental, health and safety liabilities and any nuclear LIABILITIES ALLOCATED TO SUCH PARTY UNDER SECTION 9.9.2.4 OF THIS PLAN. THE SOLE AUTHORITY AND RESPONSIBILITY TO CONTROL AND CONDUCT THE SETTLEMENT AND DEFENSE OF ANY THIRD PARTY CLAIM FOR environmental, health and safety liabilities and any nuclear LIABILITIES ALLOCATED UNDER SECTION 9.9.2.4 IS GRANTED TO, IMPOSED ON, AND RETAINED BY ENTERGY GULF STATES, inC. IT IS THE INTENTION OF THIS PARAGRAPH 9.15 TO IMPOSE UPON THE PARTY TO WHICH LOSSES FROM ENVIRONMENTAL, HEALTH AND SAFETY LIABILITIES AND NUCLEAR LIABILITIES ARISING OUT OF OR RELATED TO THE OPERATION OR OWNERSHIP OF THE RIVER BEND PLANT ARE ALLOCATED THE RESPONSIBILITY FOR SUCH LOSSES EVEN WHEN CAUSED BY THE SOLE FAULT, NEGLIGENCE, OR INTENTIONAL OR WILLFUL MISCONDUCT OF ENTERGY GULF STATES, INC. OR ENTERGY OPERATIONS AND DESPITE THE STRICT LIABILITY OF ENTERGY GULF STATES, INC. OR ENTERGY OPERATIONS UNDER APPLICABLE LAW.
      Without limiting any of the foregoing, this indemnity shall specifically cover and include any costs incurred in connection with any investigation or monitoring of the River Bend Plant and any cleanup, containment, removal or other investigatory or remedial activity required or performed by Entergy Gulf States, Inc., by Entergy Operations, by a Governmental Body or any other Person because of the presence, suspected presence, Release or suspected Release of any Hazardous Materials onto, under or upon the River Bend Plant (or any part thereof), whether present or suspected to be present prior to or after the Effective Date, or that migrates, flows or in any way moves onto or under the River Bend Plant, or as a result of any Release (accidental or otherwise) onto, under or upon the River Bend Plant, whether occurring prior to or after the Effective Date.
      This indemnity shall be enforceable regardless of whether the Liability is based upon past, present or future acts, claims or Legal Requirements (including any past, present or future Environmental Law, Occupational Safety and Health Law, or other Legal Requirement) and regardless of whether any Person (including the Person from whom indemnification is sought) alleges or proves the sole, concurrent, contributory or comparative negligence of the Person seeking indemnification or the sole or concurrent strict liability imposed upon the Person seeking indemnification.

    Indemnification Procedures. Promptly after receipt by any Person entitled to indemnification under Section 9.2.5, 9.14, or 9.15 (an "Indemnitee") of any claim or notice of the commencement of any action, administrative or legal proceeding, or investigation as to which the indemnity provided for in Section 9.2.5, 9.14 or 9.15 may apply (a "Third Party Claim"), such Indemnitee will notify the Person obligated to provide such indemnification (the "Indemnitor") of such fact. Any omission or delay to so notify the Indemnitor will not relieve the Indemnitor from any obligation under this Plan that otherwise might exist with respect to such matter unless (and only to that extent) the omission or delay to notify materially prejudices the ability of Indemnitor to exercise its right to remediate, defend, or settle the matter as provided herein.

    Promptly after receipt by any Indemnitee of any information that could reasonably be expected to result in any Loss other than one described in the preceding paragraph of this Section 9.16 (a "Direct Claim"), such Indemnitee will notify the Indemnitor of such fact, and such notice shall be promptly given even if the nature or extent of the Loss is not then known. The Direct Claim notification shall be subsequently supplemented within a reasonable time as additional information regarding the Direct Claim or the nature or extent of Losses resulting therefrom becomes available to the Indemnitee. Any omission or delay so to notify the Indemnitor will not relieve the Indemnitor from any obligation under this Plan that otherwise might exist with respect to such matter unless (and only to that extent) the omission or delay to notify materially prejudices the ability of Indemnitor to exercise its right to remediate, defend, or settle the matter as provided herein.

    With respect to any Third Party Claim that is, or is asserted to be, subject to indemnification under Section 9.14, the Indemnitor will have the right to assume the defense thereof with counsel designated by the Indemnitor and reasonably satisfactory to the Indemnitee, provided, however, that if the defendants in any such action include both the Indemnitor and the Indemnitee and the Indemnitee shall have reasonably concluded that there may be legal defenses available to it and/or another Indemnitee which are different from or additional to those available to the Indemnitor, the Indemnitee will have the right to select separate counsel to assert such legal defenses and to otherwise participate in the defense of such action at the expense of the Indemnitor. If the claim is one that cannot by its nature be defended solely by the Indemnitor, the Indemnitee will make available all information and assistance as the Indemnitor may reasonably request at the expense of the Indemnitor. The Indemnitee will be entitled (at its expense, unless otherwise provided herein) to participate in any action, suit, or proceeding, the defense of which has been assumed by the Indemnitor. Notwithstanding the foregoing, the Indemnitor will not be entitled to settle any claim without the consent of the Indemnitee (which consent will not be unreasonably withheld or delayed) or be entitled to assume and control the defense of any such action, suit, or proceeding if and to the extent that, in the opinion of the Indemnitee, such action, suit, or proceeding (i) involves the potential imposition of criminal liability on the Indemnitee or a conflict of interest between the Indemnitee and the Indemnitor, or (ii) seeks to force the Indemnitee to take (or prevent the Indemnitee from taking) any action, and in any such event, the Indemnitee may reasonably conduct and control the defense at the Indemnitor's expense.

    With respect to any Third Party Claim that is, or is asserted to be, subject to indemnification by either party under Section 9.15, Entergy Gulf States, Inc. will have the right to conduct or control, or to cause Entergy Operations to conduct or control, the settlement and defense thereof with counsel designated by Entergy Gulf States, Inc. and reasonably satisfactory to Entergy Texas, Inc. If the claim is one that cannot by its nature be defended solely by Entergy Gulf States, Inc., Entergy Texas, Inc. will make available all information and assistance as Entergy Gulf States, Inc. may reasonably request at the expense of the Indemnitor. Notwithstanding the foregoing, Entergy Gulf States, Inc. and Entergy Operations will not be entitled to settle any claim without the consent of Entergy Texas, Inc. (which consent will not be unreasonably withheld or delayed) if and to the extent that, in the opinion of Entergy Texas, Inc., such action, suit, or proceeding (i) involves the potential imposition of criminal liability on Entergy Texas, Inc. or for which Entergy Texas, Inc. will be liable as Indemnitor or involves a conflict of interest between Entergy Gulf States, Inc. and Entergy Texas, Inc., or (ii) seeks to force Entergy Texas, Inc. to take (or prevent Entergy Texas, Inc. from taking) any action.

    With respect to any Third-Party Claim subject to indemnification under Section 9.2.5, 9.14 or 9.15 both the Indemnitee and the Indemnitor, as the case may be, (i) shall keep the other Person fully informed of the status of such Third-Party Claim and any related proceedings at all stages thereof where such Person is not represented by its own counsel of record, and (ii) (each at its own expense) shall render to each other such assistance as they may reasonably require of each other and to cooperate in good faith with each other in order to ensure the proper and adequate defense of any Third-Party Claim.

    With respect to any Third-Party Claim subject to indemnification under Section 9.2.5, 9.14 or 9.15, Entergy Gulf States, Inc. covenants and agrees to, and Entergy Texas, Inc. shall, cooperate in such a manner as to preserve in full (to the extent possible) the confidentiality of all confidential information and the attorney-client and work-product privileges. In connection therewith, each party and each Indemnitee agrees that: (i) it will use good faith efforts, in respect of any Third-Party Claim in which it has assumed or participated in the defense, to avoid production of confidential information (consistent with applicable law and rules of procedure), and (ii) all communications between any party hereto and any Indemnitee and counsel responsible for or participating in the defense of any Third-Party Claim shall, to the extent possible, be made so as to preserve any applicable attorney-client or work-product privilege.

    Should any Indemnitee be entitled to indemnification under Section 9.2.5, 9.14 or 9.15, and should the Indemnitor fail to assume the defense of such claim, the Indemnitee will have the right (but not the obligation) to undertake the defense of the claim and settle the claim on behalf, for the account, and at the risk and expense, of the Indemnitor.

    The rights and remedies provided to an Indemnitee under Section 9.2.5, 9.14 or 9.15 are cumulative with any other right such Indemnitee has or may hereafter acquire against any Person other than the Indemnitor under applicable law or otherwise, and any rights or remedies such Indemnitee has may be asserted completely against the Indemnitor without regard to any rights or remedies the Indemnitee may have against any other Person.

    Prorations. All utilities, insurance premiums, and rents with respect to property allocated to a party shall be prorated between the party previously owning it and the party to which the property is allocated as of the Effective Time.

    Deemed Update of Schedules. Due to practical limitations, Schedules attached hereto may be prepared as of a cut-off date prior to the Effective Time. Such Schedules shall be deemed to include the items described therein with such changes, dispositions, and additions as may occur with respect to such items between the cut-off date and the Effective Time.

    Principles and Guidelines. To allocate the properties and Liabilities of Entergy Gulf States, Inc. on a jurisdictional basis and to determine which properties and Liabilities should be allocated to which entities surviving or created by the Merger, Entergy Gulf States, Inc. adopted certain principles and guidelines, including those set forth in detail Schedule 3 attached hereto. In the event of any ambiguities regarding the intention of the parties in making any allocations or with regard to corrective actions to be made pursuant to the covenants in this Plan, such principles and guidelines should be taken into account to the extent the same are consistent with applicable accounting principles, methods, and assumptions.

  The manner and basis of converting any of the shares or other evidences of ownership of Entergy Gulf States, Inc., the party to the Merger, into shares, obligations, evidences of ownership, rights to purchase securities, or other securities of one or more of the surviving or new domestic corporations or other entities is as follows: no shares or other evidences of ownership of Entergy Gulf States, Inc. shall be converted pursuant to the Merger.

  Forty-six million five hundred twenty-five thousand (46,525,000) shares of common stock, no par value, of Entergy Texas, Inc. shall be issued to Entergy Corporation in consideration for the allocation of property to Entergy Texas, Inc. as set forth in this Plan, and such common stock of Entergy Texas, Inc. shall then represent all of its issued and outstanding common stock.

  In satisfaction of the requirements of Section C of Article 5.04 of the Act, Entergy Gulf States, Inc. agrees that it will be responsible for the timely payment of all fees and franchise taxes required by law to be paid for all periods prior to the Effective Time. If such fees and franchise taxes are not timely paid, all of the surviving and new corporations will be obligated to pay them. Each surviving and new corporation shall be responsible for payment of all fees and taxes as required by law to be paid by it from and after the Effective Time.

  The Effective Time shall be the date and time so specified in the Articles of Merger (or, as applicable, in a Statement Regarding Delayed Effective Condition filed with the Secretary of State of Texas pursuant to Article 10.03 of the Act).

  At any time before the Effective Time, this Plan may be abandoned (subject to any contractual rights) by the party to the Merger, without shareholder action, by (a) execution of a statement of abandonment by any officer of Entergy Gulf States, Inc. or in any other manner determined by the board of directors of Entergy Gulf States, Inc. and (b) if the related Articles of Merger have been filed but the Effective Time has not yet occurred, filing such statement with the Secretary of State of Texas as provided for in Section L of Article 5.03 of the Act.

  Entergy Gulf States, Inc. reserves the right to amend, to modify, or to supplement this Plan (including Annexes and Schedules attached hereto) or the Articles of Merger prior to the Effective Time, and, if such right is exercised, the Plan and the Articles of Merger as so amended, modified, or supplemented shall be the Plan and Articles of Merger, subject to such further correction supplementation and modification as is provided for in this Plan or allowed by law.

  Entergy Gulf States, Inc. and Entergy Texas, Inc. will cause promptly and duly to be taken, executed, acknowledged, delivered, recorded, and filed all such further acts, documents, and assurances as either may from time to time reasonably request to carry out more effectively the intent and purposes of this Plan.

THE REMAINDER OF THIS PAGE IS INTENTIONALLY
LEFT BLANK. THE NEXT PAGE OF THIS DOCUMENT IS PAGE S-1

In witness whereof the sole party to this Merger has executed this Plan of Merger as set forth above.

Entergy Gulf States, Inc.

By: /s/ E. Renae Conley
Name: E. Renae Conley
Title: President and Chief Executive Officer

ANNEX A

ENVIRONMENTAL AND NUCLEAR LIABILITY DEFINITIONS

For purposes of this Plan:

"Decommissioning" has the meaning given to it in Nuclear Laws.

"Environment" means all soil, real property, air, water (including surface waters, streams, ponds, drainage basins and wetlands), groundwater, water body sediments, drinking water supply, stream sediments or land, including land surface or subsurface strata, including all fish, plant, wildlife, and other biota and any other environmental medium or natural resource.

"Environmental, Health and Safety Liabilities" or "EHS Liabilities" shall mean any cost, damages, expense, obligation, duty or other responsibility arising from or under any Environmental Law, an Environmental Permit, or Occupational Safety and Health Law, including, without limitation, those consisting of or relating to:  (a) any environmental, health or safety matter or condition (including on-site or off-site contamination, occupational safety and health and regulation of any chemical substance or product); (b) any fine, penalty, judgment, award, settlement, legal or administrative proceeding, damages, loss, claim, demand or response, remedial or corrective action, or inspection cost or expense arising under any Environmental Law or Occupational Safety and Health Law; (c) financial responsibility under any Environmental Law or Occupational Safety and Health Law for cleanup costs or corrective action, including any cleanup, removal, containment or other remediation or response actions ("Cleanup") required by any Environmental Law or Occupational Safety and Health Law (whether or not such Cleanup has been required or requested by any Governmental Body or any other Person) and for any natural resource damages; or (d) any other compliance, corrective or remedial measure required under any Environmental Law or Occupational Safety and Health Law. The terms "removal," "remedial" and "response action" includes, without limitation, the types of activities covered by the Comprehensive Environmental Response, Compensation and Liability Act of 1980 (CERCLA), 42 U.S.C.  9601 et seq.

"Environmental Law" means all federal, state, county, and local Laws regarding pollution or protection of the Environment, including Laws regarding Releases or Threatened Releases of Hazardous Materials or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, Release, Threat of Release, transport, disposal or handling of Hazardous Materials. "Environmental Laws" include, without limitation, the Comprehensive Environmental Response, Compensation, and Liability Act (42 U.S.C.  9601 et seq.), the Hazardous Materials Transportation Act (49 U.S.C.  1801 et seq.), the Resource Conservation and Recovery Act (42 U.S.C.  6901 et seq.), the Federal Water Pollution Control Act (33 U.S.C.  1251 et seq.), the Clean Air Act (42 U.S.C.  7401 et seq.), the Toxic Substances Control Act (15 U.S.C.  2601 et seq.), the Oil Pollution Act (33 U.S.C.  2701 et seq.), and the Emergency Planning and Community Right-to-Know Act (42 U.S.C.  11001 et seq.) and Environmental Permits. Notwithstanding the foregoing, "Environmental Laws" do not include Nuclear Laws or Occupational Safety and Health Laws.

"Environmental Permit" means any federal, state or local permits, licenses, approvals, consents, registrations or authorizations required by any Governmental Body under or in connection with any Environmental Law including any and all orders, consent orders or binding agreements issued or entered into by a Governmental Body under any applicable Environmental Law.

"Governmental Body" shall mean any: (a) nation, state, county, parish, city, town, borough, village, district or other jurisdiction; (b) federal, state, local, municipal, foreign or other government; (c) governmental or quasi-governmental authority of any nature (including any agency, branch, department, board, commission, court, tribunal or other entity exercising governmental or quasi-governmental powers); (d) multinational organization or body; (e) body exercising, or entitled or purporting to exercise, any administrative, executive, judicial, legislative, police, regulatory or taxing authority or power; or (f) official of any of the foregoing.

"Hazardous Materials" means (a) any petroleum, asbestos, asbestos-containing material, lead-based paint and urea formaldehyde foam insulation and transformers or other equipment that contains polychlorinated biphenyls; (b) any chemicals, wastes, materials or substances defined as or included in the definition of "hazardous substances," "hazardous wastes," "hazardous materials," "hazardous constituents," "restricted hazardous materials," "extremely hazardous substances," "toxic substances," "contaminants," "pollutants," "toxic pollutants" or "hazardous air pollutants" or words of similar meaning and regulatory effect under any applicable Environmental Law; and (c) any other chemical, material or substance, the exposure to which is prohibited, limited or regulated by any applicable Environmental Law, excluding, however, any Nuclear Material.

"Knowledge" means (a) for an individual Person, the actual knowledge of the fact or matter or, (b) for a non-individual Person, the actual knowledge of the fact or matter by any individual who is serving, or who was serving at the time possession of the Knowledge was relevant, as a director, officer, partner, manager, executor, trustee (or similar position) of that non-individual Person.

"Law" means all laws, rules, regulations, codes, statutes, ordinances, treaties and/or governmental orders, including the common law.

"Legal Requirement" shall mean any condition or requirement of any federal, state, local, municipal, foreign, international, multinational or other constitution, law, ordinance, principle of common law, code, regulation, statute, treaty, license, or permit.

"Nuclear Laws" means all Laws relating to the regulation of nuclear power plants; Decommissioning; the transportation, storage and disposal of Nuclear Materials; the regulation of Safeguards Information; the regulation of Nuclear Fuel; the enrichment of uranium; contracts for and payments into the Nuclear Waste Fund; and as applicable, the antitrust laws and the Federal Trade Commission Act to specified activities or proposed activities of certain licensees of commercial nuclear reactors, but shall not include Environmental Laws or Occupational Safety and Health Laws. "Nuclear Laws" include the Atomic Energy Act of 1954 (42 U.S.C.  2011 et seq.), the Price-Anderson Act (Section 170 of the Atomic Energy Act of 1954); the Energy Reorganization Act of 1974 (42 U.S.C.  5801 et seq.); Convention on the Physical Protection of Nuclear Material Implementation Act of 1982 (Public Law 97-351; 96 Stat. 1663); the Foreign Assistance Act of 1961 (22 U.S.C.  2429 et seq.); the Nuclear Non-Proliferation Act of 1978 (22 U.S.C.  3201); the Low-Level Radioactive Waste Policy Act (42 U.S.C.  2021b et seq.); the Nuclear Waste Policy Act (42 U.S.C.  10101 et seq.); the Low-Level Radioactive Waste Policy Amendments Act of 1985 (42 U.S.C.  2021d, 471); the Energy Policy Act of 1992 (4 U.S.C.  13201 et seq.); the Energy Policy Act of 2005; the provisions of 10 CFR  73.21, and any state or local Law analogous to the foregoing.

"Nuclear Fuel" has the meaning given to it in Nuclear Laws.

"Nuclear Liabilities" shall mean those Liabilities created by Nuclear Law and related to the River Bend Plant that are not, in the River Bend PPA, allocated to either Entergy Gulf States, Inc. or Entergy Texas, Inc. or allocated between Entergy Gulf States, Inc. and Entergy Texas, Inc. in the River Bend PPA, including, but not limited to, retrospective premiums under the nuclear insurance programs and retrospective premiums due pursuant to the Price-Anderson Act.

"Nuclear Material" means Source Material, Special Nuclear Material, Low Level Waste, Greater Than Class C Waste, High Level Waste, Byproduct Material and Spent Nuclear Fuel as those terms are defined in Nuclear Laws.

"Nuclear Waste Fund" has the meaning given to it in Nuclear Laws.

"Occupational Safety and Health Laws" shall mean any Legal Requirement designed to provide safe and healthful working conditions and to reduce occupational safety and health hazards, including the Occupational Safety and Health Act, 29 U.S.C.  650 et seq., and any program, whether governmental or private (such as those promulgated or sponsored by industry associations and insurance companies), designed to provide safe and healthful working conditions, but do not include Environmental Laws or Nuclear Laws.

"Release" has the meaning set forth in Environmental Laws and shall include any spilling, leaking, pumping, pouring, emitting, emptying, discharging, injecting, escaping, leaching, dumping or disposing of a Hazardous Material into the Environment.

"River Bend Plant" shall mean that certain nuclear-powered electric generating plant, plant site, and stations located in West Feliciana Parish, Louisiana and commonly known as the River Bend Nuclear Generating Station Unit 1, all step-up transformers located at such plant site, and all ownership interests (including both the River Bend Regulated 70% Interest and the River Bend Unregulated 30% Interest of the ownership interests owned by Entergy Gulf States, Inc.), real estate, and other property (tangible and intangible, movable and immovable) owned, held, leased, and claimed by Entergy Gulf States, Inc. and used in connection with the operations of such plant site.

"Safeguards Information" has the meaning given to it in Nuclear Laws.

"Threat of Release" shall mean a reasonable likelihood of a Release that may require action in order to prevent a Release or to mitigate damage to the Environment that may result from a Release.

EXHIBIT A

CERTIFICATE OF FORMATION OF ENTERGY TEXAS, INC.